, 2019
Exhibit 99.1

LIBERTY LATIN AMERICA APPOINTS AAMIR HUSSAIN AS CHIEF TECHNOLOGY AND PRODUCT OFFICER

Denver, Colorado – April 18, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announced today that Aamir Hussain will join the company as Senior Vice President, Chief Technology and Product Officer. Mr. Hussain was formerly the Chief Product Officer and SVP, Verizon Business at Verizon.

Balan Nair, CEO of Liberty Latin America, said, “Aamir brings a wealth of product knowledge and experience to Liberty Latin America. He has a deep understanding of customer needs in our ever-changing technology landscape and is a seasoned industry expert. I’m excited to work closely with Aamir as we bring connectivity and entertainment services to more people in more places across Latin America and the Caribbean.”

Mr. Hussain will lead Liberty Latin America’s Technology & Innovation (T&I) team across the Company’s operations in Latin America and the Caribbean. He will be responsible for network platforms, product development, information technology, and security across the Company’s footprint.

Aamir Hussain said, “I’m incredibly excited to join Balan and the Liberty Latin America team with a focus on expanding connectivity coverage and developing valuable products and services that will enrich the lives of our customers. Operating across Latin America and the Caribbean is an exciting prospect with considerable growth opportunities. Working with best in class professionals, I look forward to driving growth for the business and bringing innovation to our customers across the region.”

Aamir Hussain Background

Aamir is an international technology executive with experience in operations and technology functions within the cable and telecom industry. He brings significant expertise in a range of sectors including consumer and financial enterprises, the wireless industry, and technology, media, and telecommunications. Most recently, Aamir was Chief Product Officer and SVP, Verizon Business at Verizon. Aamir has also held senior leadership roles at Liberty Global, Covad, TELUS, Collinear Networks, and Qwest. Aamir has 11 patents in telecommunications.

Aamir holds a Bachelor’s Degree in Electrical Engineering from the University of South Florida and a Master's Degree in Electrical Engineering from the Georgia Institute of Technology. In addition, he has completed leadership, innovation, and strategy training at Harvard University, the INSEAD Business School in France, and the International School of Business Management in Switzerland.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Claudia Restrepo llacommunications@lla.com